Exhibit 99.1

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

CHART INDUSTRIES, INC.

July 30, 2009

10:30 a.m. EDT

Moderator	Good morning and welcome to the Chart Industries, Inc. 2009 second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until August 13th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Website, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

M. Biehl	Thank you, Louisa. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you a brief overview and highlights of our second quarter results. Then Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

results for each of our business segments, and I will then finish-up by commenting on our revised outlook for 2009.

We continue to recognize solid results with reported net income of $17.8 million, or $0.61 per diluted share, for the quarter, which compares with second quarter 2008 net income of $22.2 million, or $0.76 per diluted share. The second quarter of 2009 included $4.1 million in restructuring costs, or $0.10 per diluted share, primarily related to planned workforce reductions as part of the Company’s cost savings initiatives.

Sales for the quarter were $155 million and represented a decrease of 21% compared to net sales of $198 million a year ago. The credit induced downturn continues to impact sales, particularly affecting our Energy & Chemicals and Distribution & Storage segments.

Our gross profit for the quarter was $56 million, or 36% of sales, compared with $64 million, or 32.4% of sales a year ago. Our gross profit improvement was again led by our Energy & Chemicals segment due to favorable product mix and improved project cost performance, particularly lower material costs. The benefits from our cost savings initiatives are also contributing to the improvement.

SG&A expenses for the quarter were $24 million, or 15.1% of sales compared with $26 million, or 13.3% of sales, for the same quarter a year ago. This dollar decrease in SG&A expense was primarily due to lower employee related costs, travel and entertainment and outside consulting services due to our cost savings initiatives.

Net interest expense and amortization of financing costs for the quarter was $4.4 million, compared to $4.9 million a year ago. This $0.5 million decrease reflects lower variable interest rates on our term loan debt, as well as lower debt outstanding as a result of our repurchase of $6.8 million of Senior Subordinated Notes last September.

Income tax expense was $8.2 million for the second quarter, and represented an effective tax rate of 31.5%, and this compares with $9.2 million for the prior year quarter, which represented an effective tax rate of 29.3%. The increase in the second quarter effective tax rate was primarily due to an increase in the mix of domestic earnings, which are taxed at a higher rate.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

Cash provided by operations for the quarter was $33 million, compared with cash provided by operations of $13 million for the prior year quarter. Working capital improvements drove most of the increase, especially lower accounts receivable.

Cash used in investing activities was about $8 million in the second quarter, largely due to two acquisitions that were completed during the quarter requiring payments of $5 million, with an additional $7 million required in future quarters. The 2008 period included one acquisition for $19 million. Capital expenditures for both this quarter and the prior year quarter were unchanged at $2.7 million.

Our cash, including short-term investments, was over $205 million at the end of the quarter, up $28 million from the March 31, 2009 balance, and $51 million from the December 31, 2008 balance. We are particularly pleased with our ability to continue to generate positive cash flow, despite slowing sales, as a result of the current global economy.

I will turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you, Michael, and good morning everyone.

We are pleased with our financial performance during the second quarter, particularly in light of the continuing difficult economic cycle we find ourselves operating in. Our profit performance was primarily driven by Energy & Chemicals, or E&C, with improved product mix and continued improvement in project execution, including the revision of cost estimates as we near completion on a number of projects, as well as our timely implementation of cost savings initiatives across the Company.

Excluding the impact from our recent acquisitions, workforce levels are now down 15% from the year-end levels, with the majority of that reduction occurring during the second quarter. With order rates down, we have continued to implement initiatives, especially workforce reductions in the businesses that have been the hardest hit from the current economic downturn, but balancing that with the need to preserve our core capabilities so we are prepared to capitalize on improving market conditions.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

We completed two acquisitions during the quarter. The most significant was Chengdu Golden Phoenix Liquid Nitrogen Container Company, or Golden Phoenix, which is a manufacturer of liquid nitrogen aluminum storage containers used primarily for artificial insemination for animal breeding located in Chengdu, China. This strategic acquisition allows us to expand Biomedical’s geographical footprint in China to support the growing Asian and European demand for biological storage and medical respiratory products, and to benefit from lower cost manufacturing. It also defers our planned expansion of Biomedical operations here in the U.S., as Golden Phoenix has just recently built a brand new manufacturing facility in 2007.

The second acquisition included most of the assets of Tri-Thermal Inc., a Tulsa, Oklahoma-based supplier of replacement parts for an installed base of air cooled heat exchangers. This acquisition allows us to build our E&C aftermarket business by supplying high margin parts and repair service to existing equipment. It also builds new customer relationships and provides us the opportunity to sell replacement heat exchangers to this new customer base.

While these transactions are relatively small, they are important to our strategy of adding niche businesses that can expand our product offerings and services to our customers globally. The current economic environment continues to provide opportunities, particularly to companies such as ours with a strong balance sheet and more than adequate liquidity.

During the quarter we also announced a new industrial gas equipment repair center that is being built in Reno, Nevada to better serve customers in the Western U.S. Our customers in this region will now benefit from rapid turnaround and lower shipping rates to repair bulk, mobile, and cryogenic packaged gas equipment. The 40,000 square foot facility is expected to begin receiving equipment for repair in September and to be fully operational by January 2010. We believe this to be a timely capital investment that will supplement our existing three repair facilities and continue to grow our attractive after-market business.

With respect to specific segments, at E&C, sales decreased 9% to $70.8 million for the quarter, compared to $78.2 million for the same quarter in the prior year. This decrease is primarily due to declining order rates as several large LNG systems projects are nearing completion. E&C gross profit margin improved to 41.5% in the quarter compared to 32.1% for the

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

same period in 2008. The substantial increase is primarily due to improved project mix and project execution, including the revision of cost estimates as we near completion on a number of projects. The impact of these revisions improved E&C margins by approximately 5% during the quarter. In addition, order cancellation fees also provided additional margin improvement of approximately one percent in our brazed aluminum heat exchanger product line. These items were partially offset by a write-off due to a customer payment default, which reduced the E&C quarterly margin by approximately 2%.

At our Distribution & Storage segment, sales decreased by 32% to $63.3 million compared to $93.2 million for the second quarter of 2008. The decrease in sales is largely due to lower prices and volume in our packaged gas product line, as well as the impact of a stronger dollar against the euro and the Czech Koruna in the early part of the quarter. D&S gross profit margin declined slightly to 30.6% in the quarter, compared to 30.8% a year ago.

Our BioMedical segment sales declined by 20% to $21.2 million for the quarter, compared to $26.4 million for the same quarter a year ago. Lower volume led to a sales decline in both biological storage and medical respiratory product sales. In addition, other product sales declined due to the impact of reduced production from the previously announced shutdown of our Denver facility. Biomedical gross profit margin declined to 34% in the quarter, compared with 38.4% a year ago. This decrease was primarily due to lower volume and the costs associated with the planned workforce reductions and the closure of the Denver facility.

Backlog at June 30, 2009 was $224.6 million, down 27% from March 31, 2009 backlog of $307.5 million. As expected, order intake continued to slow in the second quarter due to diminishing global industrial and capital project activity. Indications in the third quarter to date are that order levels have stabilized, albeit at depressed levels, and that cancellations are largely behind us.

Orders at E&C during the quarter were $5.6 million, compared with $17.8 million in the first quarter of 2009. Although orders remained weak, the potential project pipeline for E&C looks very promising. In the month of July alone, we have submitted two different bids for large base-load LNG liquefaction projects. These projects are considered solid prospects with real opportunity for moving forward and providing orders in the next 6 to

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

12 months. This is in addition to two other large LNG projects that we bid earlier in the second quarter. Bid activity has definitely heated up and now we just need to see it flow through to orders which will reverse the weak order trend in E&C over the last several quarters.

Orders for D&S during the quarter were $43.6 million, compared with $52.1 million in the first quarter of 2009. The D&S segment has experienced a decline in orders in most product lines, especially in the North American market due to the difficult economic cycle.

Our industrial gas customers, particularly in North America and Western Europe, continue to restrict their buying activity as they are impacted from de-installation rates as old tanks come back into inventory due to facility shutdowns and low industrial production activity. Bid activity for large engineered tanks and systems has, in contrast, increased significantly, particularly in China and Asia.

Biomedical orders in the quarter were $22.2 million, compared to $19.4 million in the first quarter of 2009. This increase is primarily due to the timing of medical respiratory orders between the periods.

Lower milk prices have impacted the animal breeding segment and lower funding for research has impacted our biological storage systems products.

To summarize, the economic cycle continues to impact demand and project timing. The strength of our backlog at the onset of the downturn has clearly allowed us to maintain a strong balance sheet and dramatically improve our liquidity position over the last several quarters. We were proactive with our cost saving initiatives early on, and given our flexible cost structure, we have been able to maximize margins and continue to generate free cash flow. We are well-positioned to take advantage of potential market and acquisition opportunities with improving economic conditions.

Michael will now provide you with our revised outlook for the remainder of 2009.

M. Biehl	Thank you, Sam.

We plan to continue implementing cost savings initiatives to align our cost structure with expected market conditions. Based on our current backlog,

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

order expectations, and planned cost savings initiatives, we are increasing the range of our 2009 full year earnings per share guidance. Diluted earnings per share are anticipated to be in a range of $1.50 to $1.70 per share based on approximately 29 million weighted average shares outstanding. Sales for 2009 are expected in a range of $580 million to $620 million.

Our updated guidance includes the impact from restructuring charges of $0.10 per share incurred during the quarter, and another $0.02 per share which is anticipated over the balance of the year for remaining costs related to the Denver facility shutdown. In addition, our revised earnings per share range also reflects projected full year cost savings of $19 million, net of $5 million in restructuring charges, which has helped offset sales volume and price declines.

The weak order trends over the last several quarters and the decline in backlog clearly reflect the current economic environment with lower sales and margin expectations, which will impact the last half of the year. Pricing and margins on current bids and orders are lower due to increased competitive pressure and are reflected in our 2009 earnings forecast range.

Thank you for participating in our conference call. This concludes our prepared remarks.

Louisa, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Your first question comes from the line of Jeff Spittel from Natixis. Your line is now open.

J. Spittel	Thank you. Good morning, Sam and Michael.

S. Thomas	Good morning.

J. Spittel	If I could, I wanted to discuss a little bit what is implied in your order outlook for the second half of the year with the revised guidance levels. If I work through the math, it sounds like there is not a lot of incremental order flow that needs to come in the door in the second half and ship in the second half in order for you to hit your revised sales forecast. Is that a fair characterization?

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

S. Thomas	Yes. In terms of changes in order intake in order to meet our earnings outlook, as you said, it really assumes that orders continue at the sorts of levels we saw in the second quarter for 2009 results.

J. Spittel	Okay. One thing that we’ve heard from some of the other capital equipment providers is that they’re getting the sense that customers are viewing lower pricing as a window of opportunity as the commodity outlook starts to stabilize a little bit. Is that pretty consistent with what you’re seeing, and do you think that maybe could portend a little bit of a rebound in orders as you get into 2010?

S. Thomas	I think that both our discussions with customers support that view, as well as a whole range of early leading indicators. All point to a significant cooling off of cost up pressures, and we’ve had to become more competitive in our bidding. Our customers certainly anticipate a better environment, but also, the credit markets seem to be opening and our customers and their customers are certainly significantly ramping up their activities to put projects into place.

J. Spittel	It sounds like your pricing concessions, to the extent you’ve had to make them, at least to this point, have been matched with a reduction in your own cost structure, so not necessarily that much of an impact on margins?

S. Thomas	We’ve been working hard to accomplish that aim, yes.

J. Spittel	Okay. Great quarter. Thank you. I appreciate it.

S. Thomas	Thank you.

Moderator	Your next question comes from the line of Greg McKinley. Your line is now open.

G. McKinley	Good morning.

S. Thomas	Good morning, Greg.

G. McKinley	Could we talk a little bit about what you’re seeing in terms of some of the early indicators of recovery? Obviously, some signs of life in the large engineered tank orders in the Far East. You’re indicating some increased bid activity in LNG, but what are some of the drivers of that? Are there

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

particular data points we should be focused on to monitor the health of those end markets that you’re bidding into?

S. Thomas	I would say that our internal leading indicators are just those, bid activity and discussions with customers about that bid activity and their estimates of when those projects will move forward.

In terms of external indicators, the traditional economic leading indicators, broadly speaking, the availability of credit, again, as a broad leading indicator, and then, more importantly, the basic underlying demand for things like natural gas in Asia, which will be delivered as LNG, and also a resumption of GDP and industrial production growth being led by China, but we also expect the rest of Asia, or many parts of Asia and the Middle East to start ticking up. I think those are the things that will presage us actually receiving orders.

G. McKinley	On the LNG side of your business and E&C, could you just maybe walk through with us again a couple of the key targeted opportunities and what some of the tipping points are that are going to result in a favorable outcome for Chart?

S. Thomas	What we see as being most attractive is the projects being pursued in Papua New Guinea and Queensland, Australia for coal bed methane, besides our discussions with customers and end users. There have been a number of reports in the press indicating that the ultimate project owners have, in fact, entered, or are close to entering agreements with base load customers, which is typically a requirement of project financing.

G. McKinley	It’s like what would be called the take-or-pay type of arrangement.

S. Thomas	Correct. So that the indications in the press have been that at least two of those projects are close to having sufficient customer commitments that a final investment decision is likely to occur over the next six months.

G. McKinley	Finally, we’re seeing some signs of life in D&S bid activity, as you indicated, in China and India. Are you seeing stabilization in the other regional markets, or can you comment on any trends you’re seeing outside of those areas?

S. Thomas	Our industrial gas customers have typically seen a good part of the second quarter with decelerating demand. No matter how much I would like to

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

put on the rose-colored glasses, it’s tough to get away from that. However, in our discussions in July, there are certainly the comments we get back are much like the comments that are appearing in our press that the rate of deceleration has decreased, and perhaps we’re bumping along the bottom. It’s always tough to read industrial production activity in July or August, because, on a seasonally adjusted basis, it’s normally low anyway.

So the keys will be what the demand looks like post-Labor Day and going into October. Will it start to tick up, or will it still continue to bump along the bottom? My view is that perhaps we’re bumping along the bottom, but I don’t expect, with respect to North American or Western European industrial activity, to see a dramatic rise coming in the third or fourth quarter, but I’m hopeful that we’re bumping along the bottom.

G. McKinley	Thank you for your thoughts.

Moderator	Your next question comes from the line of Keith Rosenbloom from Care Capital Group. Your line is now open.

K. Rosenbloom	Thank you. Hello, and again, great quarter and great job managing margins.

Changing tact a little bit, I wanted to ask you for clarity on the incentive option packages and the SARS that were approved under the plan about two months ago. How are those options and what were was the actual number of options and SARS that were allocated, and who were they allocated to?

M. Biehl	I can’t tell you the actual number. I think it’s in the 10-K that we disclosed it in, and we didn’t actually put any stock appreciation rights out. It was stock options and stock units. It’s a plan that’s related to both performance of how our stock performs against a certain peer group that we pick, which is outlined, again, I think in either the proxy or the 10-K. Also, how our operating performance, or our EBITDA performance is in relation to our peer groups. So it’s all based upon how we perform in relation to that peer group. It’s pushed down to a number of key managers within the organization, not just at the top level, but probably 25 to 30 key managers across the Company.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

K. Rosenbloom	I think in the proxy it said there were 1,125,000 shares or options that were issued under the plan. Were all of those actually issued?

M. Biehl	I believe that’s how many are available.

K. Rosenbloom	I’m sorry. That’s how many were authorized.

M. Biehl	Right.

K. Rosenbloom	Is that how many were actually issued?

M. Biehl	No, not at all. Again, I don’t have the numbers in front of me. Typically what we do is when we authorize those shares for grant, we try to set it up for anywhere from a three to four year period as to what the needs will be.

K. Rosenbloom	Those that were issued, you’re saying, were issued pretty much throughout the organization?

M. Biehl	Not across the whole organization, but to the key managers across the whole organization.

S. Thomas	Keith, perhaps it’s worthwhile to clarify that the plan only approved the issuance of options in the future. There were no options issued in May as part of that plan approval.

K. Rosenbloom	I see, so no options were actually granted. It was just an approval of the plan.

S. Thomas	That’s correct.

M. Biehl	We had some granted at the beginning of the year.

K. Rosenbloom	In January.

M. Biehl	Correct.

K. Rosenbloom	I think those were outlined in the proxy too. Those were not material though. At least it didn’t look like it.

M. Biehl	Correct.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

July 30, 2009/10:30 a.m. EDT

K. Rosenbloom	Like in the low thousands, I think, if that’s correct.

S. Thomas	Yes.

K. Rosenbloom	Thank you. Just to follow-up on the two previous questions with regard to backlog, it seems like there was obviously a drop off in your backlog and yet, you’re saying that you think, near term, your projection is effectively replicating second quarter revenue. You have reiterated an increase revenue projection, so you must have a pretty high level of confidence here that at least the second quarter is the bottom.

S. Thomas	I think that we do. Our guidance indicates that sales will continue to fall in the second half of the year, although at a decelerating rate, and that margins and operating profit will be down in the second half of the year.

K. Rosenbloom	Thank you.

Moderator	There are no further questions at this time. Do you have any closing remarks?

S. Thomas	Yes, thank you. I would just like to again reiterate that I think that Chart has responded well and I’m pleased with the way the entire Company and all of its employees have responded to a challenging economic environment. I think that we, as many people, are starting to see a bottoming, or perhaps we’re just hopeful that there is a bottoming of this recession. We believe we have acted appropriately to respond quickly to whatever comes in the future.

We’re particularly excited that, as difficult economic conditions continue, that our liquidity and cash gives us the opportunity to grow the Company by acquisition and by selective capital investment, but that also we have retained the flexibility, so that, as project activity picks up again, as we are sure it will, we’re also well positioned to respond and benefit from that flexibility. So we look forward to the future with confidence and would just like to thank everybody for their support. Thank you.

Moderator	This concludes today’s conference call. You may now disconnect.